                                                Filed Pursuant to Rule 424(b)(3)
                                    Registration Nos. 333-75678 and 333-75678-05


                           PROSPECTUS SUPPLEMENT NO. 3
                      TO PROSPECTUS DATED JANUARY 25, 2002

                   $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008
                  ISSUED BY FAIRCHILD SEMICONDUCTOR CORPORATION

                                       AND

                  6,666,666 SHARES OF THE CLASS A COMMON STOCK
                 OF FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                      ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement no. 3 relates to the resale by the selling holders of 5% Convertible Senior Subordinated Notes Due 2008 issued by Fairchild Semiconductor Corporation and the shares of Class A common stock of Fairchild Semiconductor International, Inc. issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated January 25, 2002, which is to be delivered with this prospectus supplement.

     The following table contains information as of May 3, 2002 with respect to certain selling holders and the principal amount of notes beneficially owned by each of the selling holders listed herein that may be offered using the prospectus and this prospectus supplement. All information in the following table is based on information provided by or on behalf of the selling holders and may have changed as of the date hereof. As to those selling holders that are listed in both the prospectus and this prospectus supplement, information listed in this prospectus supplement reflects updated information received from such selling holder prior to the date hereof. Because the selling holders may, pursuant to the prospectus and this prospectus supplement, offer all or a portion of their notes or the common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or common stock issuable upon conversion of the notes that will be held by the selling holders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by the prospectus and this prospectus supplement. The selling holders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the table is presented. Information about the selling holders may change over time. Any change in this information will be set forth in prospectus supplements, if required. None of the selling holders or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.

                                 SELLING HOLDERS

     The following table sets forth information with respect to the selling holders of the notes and the respective principal amount of the notes beneficially owned by each selling holder that may be offered pursuant to this prospectus.

                                                                                                             PRINCIPAL
                                                                             PRINCIPAL         PRINCIPAL     AMOUNT OF
                                                                             AMOUNT OF         AMOUNT OF     NOTES HELD
                                                                               NOTES         NOTES OFFERED   AFTER THIS
SELLING HOLDER                                                             CURRENTLY HELD       HEREBY        OFFERING
--------------                                                             --------------    -------------   ----------
Vanguard Convertible Securities, Inc. .................................      $ 3,845,000      $ 3,845,000        $0
Chrysler Corporation Master Retirement Trust ..........................      $ 3,535,000      $ 3,535,000        $0
State of Connecticut Combined Investment Funds ........................      $ 2,965,000      $ 2,965,000        $0
OCM Convertible Trust .................................................      $ 2,170,000      $ 2,170,000        $0
State Employees' Retirement Fund of the State of Delaware .............      $ 1,395,000      $ 1,395,000        $0
Delta Air Lines Master Trust (c/o Oaktree Capital Management, LLC.) ...      $   950,000      $   950,000        $0
Partner Reinsurance Company Ltd. ......................................      $   615,000      $   615,000        $0
Microsoft Corporation .................................................      $   575,000      $   575,000        $0
Delta Pilots D & S Trust ..............................................      $   470,000      $   470,000        $0
Motion Picture Industry Health Plan - Active ..........................      $   230,000      $   230,000        $0
Motion Picture Industry Health Plan - Retiree Member Fund .............      $   150,000      $   150,000        $0
      Total ...........................................................      $16,900,000      $16,900,000        $0

INVESTING IN THESE SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 3, 2002.